EXHIBIT 4.1

SADLER, GIBB & ASSOCIATES, L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Registered with the Public Company
Accounting Oversight Board

December 15, 2010

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: Force Fuels, Inc.

Commission File Number 000-49993

Dear Sirs:

We are not in agreement with the statements being made by Force Fuels, Inc. in its Form 10-K dated December 15, 2010 as they were not audited by the firm prior to issuance. There are no other disagreements between the firm and Force Fuels, Inc.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Sadler, Gibb & Associates

/s/ Sadler, Gibb & Associates